Exhibit 99.1

iBio, Inc. Reports on NYSE American Noncompliance Notice and Compliance Plan

New York, December 13, 2019 – iBio, Inc. (NYSE American: IBIO) (“iBio” or the “Company”), a leader in plant-based biologics manufacturing, announced today that on December 9, 2019, the Company received a letter from NYSE American LLC (“NYSE American” or the “Exchange”) indicating the Company’s securities have been selling for a low price per share for a substantial period of time and pursuant to Section 1003(f)(v) of the NYSE American Company Guide, the Company’s continued listing on the Exchange is predicated on the Company effecting a reverse stock split or otherwise demonstrating sustained improvement in its share price within a reasonable period of time, which the Exchange has determined to be no later than June 9, 2020.

Additionally, the Company does not currently meet certain other NYSE American continued listing standards as set forth in Part 10, Section 1003(a)(i), (ii) and (iii) of the Company Guide, due to the fact the Company had reported stockholders’ equity of less than $6.0 million, as of September 30, 2019, and net losses in its five most recent fiscal years.

The Exchange’s notice has no immediate effect on the listing of the Company’s common stock on the Exchange. NYSE American is currently reviewing iBio’s plan of compliance, which addresses how the Company intends to regain compliance with the Exchange’s stockholder equity requirements by October 16, 2020.

About iBio

iBio, Inc., is a global leader in plant-based biologics manufacturing. Its FastPharming System™ combines vertical farming, automated hydroponics, and glycan engineering technologies to rapidly deliver gram quantities of high-quality monoclonal antibodies, vaccines, bioinks and other proteins. The Company’s subsidiary, iBio CDMO LLC, provides FastPharming Contract Development and Manufacturing Services via its 130,000 square foot facility in Bryan, Texas. iBio CDMO also enables innovators to use the FastPharming System for insourced manufacturing via its Factory Solutions “design-and-build” services. iBio’s FastGlycaneering Development Service™ includes an array of new glycosylation technologies for engineering high-performance recombinant proteins. Additionally, iBio is developing its own proprietary products which include its lead asset, IBIO-100, for the treatment of fibrotic diseases. For more information, visit www.ibioinc.com.

Cautionary Statement Regarding Forward Looking Statements

STATEMENTS INCLUDED IN THIS NEWS RELEASE RELATED TO IBIO, INC. MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES SUCH AS COMPETITIVE FACTORS, TECHNOLOGICAL DEVELOPMENT, MARKET DEMAND, AND THE COMPANY'S ABILITY TO OBTAIN NEW CONTRACTS AND ACCURATELY ESTIMATE NET REVENUES DUE TO VARIABILITY IN SIZE, SCOPE, AND DURATION OF PROJECTS. FURTHER INFORMATION ON POTENTIAL RISK FACTORS THAT COULD AFFECT THE COMPANY'S FINANCIAL RESULTS CAN BE FOUND IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Contact:

Stephen Kilmer

Investor Relations

(646) 274-3580

skilmer@ibioinc.com